Exhibit 99.1

N E W S         R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
January 31, 2012	Investor Contact: Micah S. Goldstein (276) 627-2565

STANLEY FURNITURE ANNOUNCES

2011 OPERATING RESULTS

Company approaches profitability after year of restructuring significantly reduces operating losses

STANLEYTOWN, VA, January 31, 2012/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for 2011.

The Company continued its trend of improved operating performance during the fourth quarter of 2011. Net loss for the fourth quarter was $1.7 million excluding $2.9 million in CDSOA income and a small restructuring credit. Both operating and net losses, excluding CDSOA income, were comparable to the third quarter despite a 5.5% sequential sales decline to $24.6 million.

Net loss for the year improved to $8.6 million from $26.6 million in 2010, after making adjustments for CDSOA income and restructuring charges. Net sales for the year decreased by 23.6% to $104.6 million. “Last year was transformational for our company as we and our customers dealt with the challenges associated with product line and operational restructuring. We are very pleased with our improvements over the previous year as our financial results reflect the impact of our strategic decisions to align operations with customer demand for differentiated product. Sales results reflect both the lack of dependable service to our customers caused by each product line transitioning into new operating models, as well as the sluggish retail environment for case goods furniture in the premium segment,” said Glenn Prillaman, President and Chief Executive Officer.

Cash on hand at December 31, 2011 was $17.3 million, including $1.6 million in restricted cash. Working capital, excluding cash and restricted cash, increased from $27.2 million on December 31, 2010 to $28.8 million at year-end due mostly to a build in finished goods inventory to support the Stanley Furniture product line which is now completely sourced overseas. “Protecting the strength of our balance sheet remains a top priority as we invest in our business to improve in three main areas: modernizing our Young America manufacturing facility in North Carolina; servicing customers and supporting the growth of the Stanley Furniture product line with sufficient investment in finished goods inventory; and initiating customer care efforts to communicate timely and accurate information,” added Prillaman.

The Company detailed further the capital investments associated with its initiatives to modernize its domestic manufacturing facility and to better care for its customers. “We are committed to completing our efforts to reinvent a manufacturing process in Robbinsville, NC to compete globally and occupy a meaningful space in the children’s furniture marketplace. Our capital investments last year and those we will make in 2012 show this commitment. In 2011, we invested $4.2 million in new machinery and equipment and in 2012 we are planning an additional investment of approximately $4 million to sufficiently automate this plant,” said Micah Goldstein, Chief Operating and Financial Officer. “In addition, our customers currently require better information supporting the sale and delivery of our products. We are excited about our plan to invest approximately $3 million over the next two years in new systems that will make doing business with our company more desirable as we enter 2013,” concluded Goldstein.

“Our Stanley Furniture product line is now profitable, operating on an exclusively overseas manufacturing platform. The Stanley Furniture product line now represents a strong value alternative to the luxury segment of the wood residential home furnishings market and we are beginning to see an increase in order activity,” said Prillaman. “However, we have not completed the transition of our Young America product line and have not yet become a profitable domestic manufacturer. We believe we are roughly half of the way through this journey and, when completed, we will have an Internet-age brand ready for the younger consumer supported by a product offering difficult to duplicate from Asia. As a domestic operation, we are in control of our effort to create a flexible manufacturing footprint that enables a more favorable cost structure, shorter lead times and higher inventory turns. Significant improvements in our Robbinsville facility have been made to date and will continue throughout the coming year,” concluded Prillaman.

All earnings per share amounts are on a fully diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading designer, manufacturer and importer of wood furniture targeting the premium segment of the residential market. Its common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Wednesday morning, February 1, 2012 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through March 1, 2012) is (877) 660-6853, the account reference number is 275 and the conference number is 386780.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change and extended business interruption at our manufacturing facility. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

STANLEY FURNITURE COMPANY, INC.

Consolidated Operating Results

(in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended
	Dec. 31,	Oct. 1,	Jul. 2,	Apr. 2,
	2011	2011	2011	2011
Net sales	$24,631	$26,051	$27,393	$26,571

Cost of sales	21,302	22,227	23,760	24,886

Gross profit (loss)	3,329	3,824	3,633	1,685

Selling, general and administrative expenses	4,429	4,952	4,748	5,121

Operating loss	(1,100)	(1,128)	(1,115)	(3,436)

Income from Continued Dumping and Subsidy Offset Act	2,856		1,117
Other income, net	37	25	21	29
Interest income	13	9	3
Interest expense	608	623	586	538

Income (loss) before income taxes	1,198	(1,717)	(560)	(3,945)

Income tax (benefit) expense	8	(26)	35	(16)

Net income (loss)	$1,190	$(1,691)	$(595)	$(3,929)

Diluted income (loss) per share	$.08	$(.12)	$(.04)	$(.27)

Weighted average number of shares	14,345	14,345	14,345	14,345

STANLEY FURNITURE COMPANY, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended
	Dec. 31,	Oct. 1,	Jul. 2,	Apr. 2,
	2011	2011	2011	2011

Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(1,100)	$(1,128)	$(1,115)	$(3,436)
Plus restructuring charge (credit)	(75)		(277)	768

Operating loss as adjusted	$(1,175)	$(1,128)	$(1,392)	$(2,668)

Reconciliation of net income (loss) as reported to net income (loss) adjusted:
Net income (loss) as reported	$1,190	$(1,691)	$(595)	$(3,929)
Less income from CDSOA	(2,856)		(1,117)
Plus restructuring charge (credit)	(75)		(277)	768

Net income (loss) as adjusted	$(1,741)	$(1,691)	$(1,989)	$(3,161)

Note:

We have included the above reconciliation of reported financial measures in accordance with GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.

Consolidated Operating Results

(in thousands, except per share data)

	September 30,	September 30,
	Twelve Months Ended
	December 31,	December 31,
	2011	2010

Net sales	$104,646	$137,012

Cost of sales	92,175	153,115

Gross profit (loss)	12,471	(16,103)

Selling, general and administrative expenses	19,250	20,625
Goodwill impairment charge		9,072

Operating loss	(6,779)	(45,800)

Income from Continued Dumping and Subsidy Offset Act	3,973	1,556
Other income, net	112	25
Interest income	25	3
Interest expense	2,355	3,537

Loss before income taxes	(5,024)	(47,753)

Income tax (benefit) expense	1	(3,963)

Net loss	$(5,025)	$(43,790)

Diluted loss per share	$(.35)	$(4.11)

Weighted average number of shares	14,345	10,650

STANLEY FURNITURE COMPANY, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

	September 30,	September 30,
	Twelve Months Ended
	December 31,	December 31,
	2011	2010

Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(6,779)	$(45,800)
Plus goodwill impairment charge		9,072
Plus accelerated depreciation		6,177
Plus restructuring charge	416	4,272

Operating loss as adjusted	$(6,363)	$(26,279)

Reconciliation of net loss as reported to net loss adjusted:
Net loss as reported	$(5,025)	$(43,790)
Plus goodwill impairment charge		9,072
Less income from CDSOA	(3,973)	(1,427)
Plus accelerated depreciation		5,664
Plus restructuring charge	416	3,918

Net loss as adjusted	$(8,582)	$(26,563)

Note:

We have included the above reconciliation of reported financial measures in accordance with GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds, accelerated depreciation, restructuring related charges and goodwill impairment charge. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$15,700	$25,532
Restricted cash	1,587
Accounts receivable, net	10,252	9,888
Inventories	31,084	25,695
Prepaid expenses and other current assets	3,380	5,883
Income tax receivable		3,952
Deferred income taxes	519	1,021

Total current assets	62,522	71,971

Property, plant and equipment, net	17,590	15,980
Other assets	496	445

Total assets	$80,608	$88,396

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,963	$9,116
Accrued expenses	6,493	10,086

Total current liabilities	16,456	19,202

Deferred income taxes	519	1,021
Other long-term liabilities	6,593	6,378

Stockholders’ equity	57,040	61,795

Total liabilities and stockholders’ equity	$80,608	$88,396

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Statements of Cash Flows

(in thousands)

	September 30,	September 30,
	Twelve Months Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Cash received from customers	$103,295	$142,481
Cash paid to suppliers and employees	(116,763)	(158,560)
Cash from Continued Dumping and Subsidy
Offset Act	4,615	2,232
Interest paid	(2,094)	(3,750)
Income taxes received, net	3,640	8,195

Net cash used by operating activities	(7,307)	(9,402)

Cash flows from investing activities:
Restricted cash increase	(1,587)
Capital expenditures	(4,352)	(857)
Purchase of other assets	(38)	(28)
Proceeds from sale of assets	1,570	5,731

Net cash provided (used) by investing activities	(4,407)	4,846

Cash flows from financing activities:
Repayment of senior notes		(27,857)
Proceeds from lease related obligation		2,360
Proceeds from rights offering		11,797
Proceeds from exercise of stock options		116
Proceeds from insurance policy loans	2,003	1,845
Capital lease payments	(121)

Net cash provided (used) by financing activities	1,882	(11,739)

Net decrease in cash	(9,832)	(16,295)
Cash at beginning of period	25,532	41,827

Cash at end of period	$15,700	$25,532

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(5,025)	$(43,790)
Goodwill impairment		9,072
Depreciation and amortization	1,643	9,405
Deferred income taxes		1,305
Stock-based compensation	505	703
Changes in working capital	(4,524)	13,555
Other assets	130	87
Other long-term liabilities	(504)	(396)
Other	468	657

Net cash used by operating activities	$(7,307)	$(9,402)